CFO Commentary on Fourth Quarter and Fiscal 2019 Results
Q4 Fiscal 2019 Summary

GAAP
($ in millions except earnings per share)	Q4 FY19	Q3 FY19	Q4 FY18	Q/Q	Y/Y
Revenue	$2,205	$3,181	$2,911	Down 31%	Down 24%
Gross margin	54.7%	60.4%	61.9%	Down 570 bps	Down 720 bps
Operating expenses	$913	$863	$728	Up 6%	Up 25%
Operating income	$294	$1,058	$1,073	Down 72%	Down 73%
Net income	$567	$1,230	$1,118	Down 54%	Down 49%
Diluted earnings per share	$0.92	$1.97	$1.78	Down 53%	Down 48%

Non-GAAP
($ in millions except earnings per share)	Q4 FY19	Q3 FY19	Q4 FY18	Q/Q	Y/Y
Revenue	$2,205	$3,181	$2,911	Down 31%	Down 24%
Gross margin	56.0%	61.0%	62.1%	Down 500 bps	Down 610 bps
Operating expenses	$755	$730	$607	Up 3%	Up 24%
Operating income	$479	$1,210	$1,202	Down 60%	Down 60%
Net income	$496	$1,151	$1,081	Down 57%	Down 54%
Diluted earnings per share	$0.80	$1.84	$1.72	Down 57%	Down 53%

Revenue by Reportable Segments
($ in millions)	Q4 FY19	Q3 FY19	Q4 FY18	Q/Q	Y/Y
GPU Business	$1,980	$2,774	$2,461	Down 29%	Down 20%
Tegra Processor Business	225	407	450	Down 45%	Down 50%
Total	$2,205	$3,181	$2,911	Down 31%	Down 24%

Revenue by Market Platform
($ in millions)	Q4 FY19	Q3 FY19	Q4 FY18	Q/Q	Y/Y
Gaming	$954	$1,764	$1,739	Down 46%	Down 45%
Professional Visualization	293	305	254	Down 4%	Up 15%
Datacenter	679	792	606	Down 14%	Up 12%
Automotive	163	172	132	Down 5%	Up 23%
OEM and IP	116	148	180	Down 22%	Down 36%
Total	$2,205	$3,181	$2,911	Down 31%	Down 24%

Fiscal 2019 Summary

GAAP
($ in millions except earnings per share)	FY19	FY18	Y/Y
Revenue	$11,716	$9,714	Up 21%
Gross margin	61.2%	59.9%	Up 130 bps
Operating expenses	$3,367	$2,612	Up 29%
Operating income	$3,804	$3,210	Up 19%
Net income	$4,141	$3,047	Up 36%
Diluted earnings per share	$6.63	$4.82	Up 38%

Non-GAAP
($ in millions except earnings per share)	FY19	FY18	Y/Y
Revenue	$11,716	$9,714	Up 21%
Gross margin	61.7%	60.2%	Up 150 bps
Operating expenses	$2,826	$2,227	Up 27%
Operating income	$4,407	$3,617	Up 22%
Net income	$4,143	$3,085	Up 34%
Diluted earnings per share	$6.64	$4.92	Up 35%

Revenue by Reportable Segments
($ in millions)	FY19	FY18	Y/Y
GPU	$10,175	$8,137	Up 25%
Tegra Processor	1,541	1,534	Flat
Other	--	43	Down 100%
Total	$11,716	$9,714	Up 21%

Revenue by Market Platform
($ in millions)	FY19	FY18	Y/Y
Gaming	$6,246	$5,513	Up 13%
Professional Visualization	1,130	934	Up 21%
Datacenter	2,932	1,932	Up 52%
Automotive	641	558	Up 15%
OEM and IP	767	777	Down 1%
Total	$11,716	$9,714	Up 21%

Revenue
Revenue was $2.21 billion, down 24 percent year over year and down 31 percent sequentially, driven primarily by a decline in Gaming. Full-year revenue was up 21 percent, reflecting growth in each of our market platforms - Gaming, Professional Visualization, Datacenter, and Automotive.
GPU business revenue was $1.98 billion, down 20 percent from a year earlier and down 29 percent sequentially, primarily reflecting declines in gaming GPUs.
Tegra Processor business revenue - which includes Automotive, SOC modules for gaming platforms, and embedded edge AI platforms - was $225 million, down 50 percent from a year ago and down 45 percent sequentially, primarily reflecting a decline in shipments of SOC modules for gaming platforms.
Gaming revenue was $954 million, down 45 percent from a year ago and down 46 percent sequentially, driven by weakness in gaming GPUs and a decline in shipments of SOC modules for gaming platforms.
Professional Visualization revenue was $293 million, up 15 percent from a year earlier and down 4 percent sequentially. The year-on-year increase reflects strength across both desktop and mobile workstation products.
Datacenter revenue was $679 million, up 12 percent from a year ago and down 14 percent sequentially. The year-on-year increase primarily reflects growth in sales of Volta architecture products, including NVIDIA Tesla V100 and DGX systems. The sequential decline reflects a broad-based slowdown across our customers.
Automotive revenue was $163 million, up 23 percent from a year earlier and down 5 percent sequentially. The year-on-year increase reflects growth in infotainment modules, production DRIVE platforms, and development agreements with automotive companies.
OEM and IP revenue was $116 million, down 36 percent from a year ago and down 22 percent sequentially. The year-on-year decrease is primarily due to the absence of crypto-currency mining GPU sales. The sequential decrease reflects a decline in shipments of legacy notebook products.
Fiscal 2019 revenue grew 21 percent to $11.72 billion, reflecting broad-based growth and records in each of our market platforms -- Gaming, Professional Visualization, Datacenter, and Automotive. GPU business revenue was $10.17 billion, up 25 percent from a year earlier, and Tegra business revenue was $1.54 billion, up slightly from a year ago.
Gross Margin
GAAP gross margin for the fourth quarter was 54.7 percent and non-GAAP gross margin was 56.0 percent. Gross margins decreased year-on-year and sequentially, reflecting the impact of approximately $128 million in charges for excess DRAM, boards, and other components associated with our lower-than-expected fourth quarter revenue and current market conditions.
For fiscal 2019, GAAP gross margin was 61.2 percent and non-GAAP gross margin was 61.7 percent. Gross margins increased over fiscal 2018, reflecting our continued shift toward higher-value platforms, which more than offset the impact of the charges we recorded in the second half of the year.
Expenses
GAAP operating expenses for the fourth quarter were $913 million, including $158 million in stock-based compensation and other charges, up 25 percent from a year earlier and up 6 percent sequentially. Non-GAAP operating expenses were $755 million, up 24 percent from a year earlier and up 3 percent sequentially.
For fiscal 2019, GAAP operating expenses were $3.37 billion, including $541 million in stock-based compensation and other charges, and up 29 percent from fiscal 2018. Non-GAAP operating expenses were $2.83 billion, up 27 percent from fiscal 2018. These primarily reflect employee additions and increases in employee compensation and other related costs, including infrastructure costs.

Operating Income
GAAP operating income was $294 million in the fourth quarter, down 73 percent from a year earlier and down 72 percent sequentially. Non-GAAP operating income was $479 million in the fourth quarter, down 60 percent from a year earlier and sequentially. For fiscal 2019, GAAP operating income was a record $3.80 billion and non-GAAP operating income was $4.41 billion.
Other Income & Expense and Income Tax

GAAP
($ in millions)	Q4 FY19	Q3 FY19	Q4 FY18	FY19	FY18
Interest income	$42	$37	$20	$136	$69
Interest expense	(14)	(15)	(15)	(58)	(61)
Other, net	2	1	--	14	(22)
Total	$30	$23	$5	$92	$(14)

Non-GAAP
($ in millions)	Q4 FY19	Q3 FY19	Q4 FY18	FY19	FY18
Interest income	$42	$37	$20	$136	$69
Interest expense	(14)	(15)	(15)	(56)	(58)
Other, net	1	(1)	--	2	(4)
Total	$29	$21	$5	$82	$7
Other income and expense, or OI&E, includes interest earned on cash and investments, interest expense associated with corporate bonds, and other gains and losses. GAAP OI&E includes interest expense associated with corporate bonds, interest income from our investment portfolio, and gains or losses from investments. Non-GAAP OI&E excludes the portion of interest expense from the amortization of the debt discount and the gains or losses from certain investments.
Our fourth-quarter GAAP effective tax rate was a benefit of 75 percent, which includes $230 million of U.S. tax reform benefit, as well as excess tax benefits related to stock-based compensation.
Our fourth-quarter non-GAAP effective tax rate was 2 percent, which excludes the U.S. tax reform benefit and excess tax benefits related to stock-based compensation.
For fiscal 2019, our GAAP effective tax rate was a benefit of 6 percent, reflecting a U.S. tax reform benefit of $368 million and excess tax benefits related to stock-based compensation. Our non-GAAP effective tax rate was 8 percent.
Net Income and EPS
Fourth-quarter GAAP net income was $567 million and earnings per diluted share were $0.92, down 49 percent and 48 percent, respectively, from a year earlier. Non-GAAP net income was $496 million and earnings per diluted share were $0.80, down 54 percent and 53 percent, respectively, from a year earlier, due to lower revenue and gross margin.
For fiscal 2019, GAAP net income was a record $4.14 billion and earnings per diluted share were $6.63, up 36 percent and 38 percent, respectively, from a year ago. Non-GAAP net income was $4.14 billion and earnings per diluted share were $6.64, up 34 percent and 35 percent, respectively, from a year ago.

Capital Return

Capital Return
(in millions)	FY13	FY14	FY15	FY16	FY17	FY18	FY19
Dividends	$47	$181	$186	$213	$261	$341	$371
Share repurchases:
	$$100	$887	$814	$587	$739	$909	$1,578
Shares	8	62	44	25	15	6	9
In fiscal 2019, we returned $1.95 billion to shareholders through a combination of $1.58 billion in share repurchases and $371 million in quarterly cash dividends.
Of the $3.00 billion we intend to return to shareholders by the end of fiscal 2020, we returned $700 million through share repurchases during the fourth quarter of fiscal 2019. We intend to return the remaining $2.30 billion to shareholders by the end of fiscal 2020, through a combination of share repurchases and cash dividends.
Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned $10.64 billion to shareholders.  This return represents 68 percent of our cumulative free cash flow for fiscal 2013 through fiscal 2019.
Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities at the end of the fourth quarter were $7.42 billion, down from $7.59 billion in the prior quarter. This decrease was primarily related to stock repurchases, dividends and taxes paid related to restricted stock units, partially offset by operating income and changes in working capital.
Accounts receivable at the end of the quarter was $1.42 billion compared with $2.22 billion in the prior quarter and $1.27 billion a year earlier. DSO at quarter-end was 59 days, down from 63 days in the prior quarter and up from 40 days a year earlier.
Inventory at the end of the quarter was $1.57 billion, up from $1.42 billion in the prior quarter and up from $796 million a year earlier. Outstanding inventory purchase obligations at the end of the quarter were $912 million, down from $1.56 billion in the prior quarter. DSI at quarter-end was 143 days, up from 102 days in the prior quarter and up from 65 days a year earlier.
Cash flow from operating activities was $898 million in the fourth quarter, up from $487 million in the prior quarter and down from $1.36 billion a year earlier, reflecting changes in net income and working capital. Cash flow from operating activities in fiscal 2019 was $3.74 billion, up from $3.50 billion a year ago, reflecting an increase in full year net income, partially offset by changes in working capital.
Free cash flow was $695 million in the fourth quarter, compared with $337 million in the previous quarter and $942 million a year earlier. For fiscal 2019, free cash flow was $3.14 billion, up from $2.91 billion a year ago.
Depreciation and amortization expense amounted to $78 million for the fourth quarter and $262 million for fiscal 2019. Capital expenditures were $203 million for the fourth quarter and $600 million for fiscal 2019.

First Quarter of Fiscal 2020 Outlook
Our outlook for the first quarter of fiscal 2020 is as follows:

•	Revenue is expected to be $2.20 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 58.8 percent and 59.0 percent, respectively, plus or minus 50 basis points.

•
GAAP and non-GAAP operating expenses are expected to be approximately $930 million and $755 million, respectively. The sequential change in GAAP operating expenses reflects an increase in stock-based compensation.

•	GAAP and non-GAAP other income and expense are both expected to be income of approximately $20 million.

•
GAAP and non-GAAP tax rates are both expected to be 10 percent, plus or minus one percent, excluding any discrete items. GAAP discrete items include excess tax benefits or deficiencies related to stock-based compensation, which are expected to generate variability on a quarter by quarter basis.

•	Capital expenditures are expected to be approximately $150 million to $170 million.
For fiscal 2020, revenue is expected to be flat to down slightly.

______________
For further information, contact:

Simona Jankowski	Hector Marinez
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	hmarinez@nvidia.com

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, legal settlement costs, acquisition-related and other costs, gains from non-affiliated investments, interest expense related to amortization of debt discount, debt-related costs, the associated tax impact of these items, where applicable, and the tax benefit from income tax reform. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: our intended capital return by the end of fiscal 2020; our financial outlook for the first quarter of fiscal 2020; the change in our operating expenses reflecting an increase in stock-based compensation; our expected tax rates for the first quarter of fiscal 2020; NVIDIA’s financial outlook for fiscal 2020; variability from excess tax benefits or deficiencies related to stock-based compensation; and our expected capital expenditures for the first quarter of fiscal 2020 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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© 2019 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Tegra, Tesla, NVIDIA DGX and NVIDIA DRIVE are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 27,	October 28,	January 28,	January 27,	January 28,
	2019	2018	2018	2019	2018

GAAP gross profit	$1,207	$1,921	$1,801	$7,171	$5,822
GAAP gross margin	54.7%	60.4%	61.9%	61.2%	59.9%
Stock-based compensation expense (A)	6	5	7	27	21
Legal settlement costs	21	14	1	35	1
Non-GAAP gross profit	$1,234	$1,940	$1,809	$7,233	$5,844
Non-GAAP gross margin	56.0%	61.0%	62.1%	61.7%	60.2%

GAAP operating expenses	$913	$863	$728	$3,367	$2,612
Stock-based compensation expense (A)	(150)	(135)	(119)	(530)	(370)
Acquisition-related and other costs	(1)	3	(2)	(2)	(15)
Legal settlement costs	(7)	(1)	—	(9)	—
Non-GAAP operating expenses	$755	$730	$607	$2,826	$2,227

GAAP income from operations	$294	$1,058	$1,073	$3,804	$3,210
Total impact of non-GAAP adjustments to income from operations	185	152	129	603	407
Non-GAAP income from operations	$479	$1,210	$1,202	$4,407	$3,617

GAAP other income (expense)	$30	$23	$5	$92	$(14)
Gains from non-affiliated investments	(1)	(2)	(2)	(12)	(2)
Interest expense related to amortization of debt discount	—	—	—	2	3
Debt-related costs	—	—	2	—	20
Non-GAAP other income (expense)	$29	$21	$5	$82	$7

GAAP net income	$567	$1,230	$1,118	$4,141	$3,047
Total pre-tax impact of non-GAAP adjustments	184	150	129	593	428
Income tax impact of non-GAAP adjustments (B)	(25)	(91)	(33)	(223)	(257)
Tax benefit from income tax reform	(230)	(138)	(133)	(368)	(133)
Non-GAAP net income	$496	$1,151	$1,081	$4,143	$3,085

	Three Months Ended			Twelve Months Ended
	January 27,	October 28,	January 28,	January 27,	January 28,
	2019	2018	2018	2019	2018
Diluted net income per share
GAAP	$0.92	$1.97	$1.78	$6.63	$4.82
Non-GAAP	$0.80	$1.84	$1.72	$6.64	$4.92

Weighted average shares used in diluted net income per share computation
GAAP	619	625	628	625	632
Anti-dilution impact from note hedge	—	—	(1)	(1)	(5)
Non-GAAP	619	625	627	624	627

GAAP net cash provided by operating activities	$898	$487	$1,358	$3,743	$3,502
Purchase of property and equipment and intangible assets	(203)	(150)	(416)	(600)	(593)
Free cash flow	$695	$337	$942	$3,143	$2,909

(A) Stock-based compensation consists of the following:
	Three Months Ended			Twelve Months Ended
	January 27,	October 28,	January 28,	January 27,	January 28,
	2019	2018	2018	2019	2018
Cost of revenue	$6	$5	$7	$27	$21
Research and development	$99	$88	$73	$336	$219
Sales, general and administrative	$51	$47	$46	$194	$151

(B) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q1 FY2020 Outlook
GAAP gross margin	58.8%
Impact of stock-based compensation expense	0.2%
Non-GAAP gross margin	59.0%

Q1 FY2020 Outlook
(In millions)
GAAP operating expenses	$930
Stock-based compensation expense, acquisition-related costs, and other costs	(175)
Non-GAAP operating expenses	$755